Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167
Release	Immediately

Contact	Media: Kelli Powers (314-694-4003)

MONSANTO COMPANY ADDS LAURA K. IPSEN TO BOARD OF DIRECTORS, DECLARES QUARTERLY DIVIDEND

ST. LOUIS (Dec. 6, 2010) – Monsanto Company (NYSE: MON) announced today the appointment of Laura K. Ipsen to the company’s Board of Directors.  Ipsen is currently the senior vice president and general manager, Connected Energy Industries, for Cisco, the worldwide leader in networking technology that transforms how people connect, communicate and collaborate, based in San Jose, Calif.  Since joining the company in 1995, Ipsen founded and led Cisco’s global policy and government affairs organization.  In addition to her current role managing Cisco’s strategy in helping transform the energy and water industries, she is the co-chair of Cisco’s EcoBoard, which defines and drives the company’s global environmental strategy, including how to use information technology to achieve a positive impact on the environment and climate change.

Prior to Cisco, she worked in government affairs and international trade for Hitachi Data Systems, Acer Corporation and Pricewaterhousecoopers LLP.

“On behalf of Monsanto, I am pleased to announce the appointment of Laura Ipsen as an independent director to our Board,” said Hugh Grant, Monsanto’s chairman of the board, president and chief executive officer.  “Laura’s experience will enable her to provide valuable insight to our board on a variety of matters, including information technology and key legislative and regulatory issues facing our global technology business, as well as strategic oversight of our sustainability efforts.”

Ipsen’s appointment is effective immediately, and she will stand for election to the Board at the 2011 annual meeting of shareowners.  Ipsen will serve on the Science and Technology Committee and the Sustainability and Corporate Responsibility Committee.
The addition of Ipsen to Monsanto’s board brings the number of directors to 12, with 11 independent directors. Additional information about Ipsen is available on Cisco’s website at http://newsroom.cisco.com/dlls/execs/ipsen-laura.html.  Additional information on Monsanto’s Board of Directors can be accessed at www.monsanto.com/directors.

The company also announced the Board of Directors declared a quarterly dividend on its common stock of 28 cents per share. The dividend relates to the company’s first quarter of its 2011 fiscal year. The dividend is payable on Jan. 28, 2011 to shareowners of record on Jan. 7, 2011.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.  Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world’s natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

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